April 29, 2003



Transamerica Occidental Life
Insurance Company
1150 South Olive Street
Los Angeles, CA 90015

Gentlemen:

With reference to the Post-Effective Amendment No. 4 for the Registration Statement on Form N-6 filed by Transamerica Occidental Life Insurance Company and its Separate Account VUL-6 with the Securities and Exchange Commission covering certain variable life insurance contracts, I have examined such documents and such law as I considered necessary and appropriate, and on the basis of such examinations, it is my opinion that:

         1. Transamerica Occidental Life Insurance Company is duly organized and validly existing under the laws of the State of Iowa.

         2. The variable life insurance contracts, when issued as contemplated by the said Form N-6 Registration Statement, will constitute legal, validly issued and binding obligations of Transamerica Occidental Life Insurance Company.

I hereby consent to the filing of this opinion as an exhibit to the said Post-Effective Amendment No. 4 on the Form N-6 Registration Statement. In giving this consent, I am not admitting that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,



David M. Goldstein
Senior Vice President and
General Counsel